Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KCG HOLDINGS, INC.

1.                                      Name.  The name of the corporation is KCG Holdings, Inc. (the “Corporation”).

2.                                      Address; Registered Office and Agent.  The address of the Corporation’s registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

3.                                      Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.                                      Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5.                                      Election of Directors.   Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.                                      Limitation of Liability.

(a)                                 To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)                                 Any amendment or repeal of Section 7 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.                                      Indemnification.  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Corporation (the “Board of Directors”). The right to indemnification conferred by this Section 7 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 7 to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Section 7 shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended & Restated Certificate of Incorporation (this “Certificate of Incorporation”), the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Section 7 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

8.                                      Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.